Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related Prospectus of Cambium Learning Group, Inc. for the registration of 9.75% Senior Secured Notes due 2017 and to the inclusion herein of our reports dated March 10, 2011 with respect to the consolidated financial statements of Cambium Learning Group, Inc., and the effectiveness of internal control over financial reporting of Cambium Learning Group, Inc.
/s/ Whitley Penn LLP
Dallas, Texas
May 6, 2011